                                                                  Exhibit (a)(7)


THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY THE OFFER TO PURCHASE DATED NOVEMBER 17, 1998 AND THE RELATED LETTER OF TRANSMITTAL, AND IS BEING MADE TO ALL HOLDERS OF SHARES. PURCHASER IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)

                                       of

                             CONCENTRA CORPORATION

                                       at
                              $7.00 Net Per Share

                                       by
                           KL Acquisition Corporation
                          a wholly-owned subsidiary of

                               ORACLE CORPORATION

     KL Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Oracle Corporation, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, $0.00001 par value (the "Common Stock"), of Concentra Corporation, a Delaware corporation (the "Company"), and the associated Series A Participating Cumulative Preferred Stock purchase rights (collectively, the "Rights") issued pursuant to the Rights Agreement between the Company and First National Bank of Boston, as Rights agent, dated April 24, 1997, as amended November 10, 1998 (the "Rights Agreement") (the Rights and the Common Stock are referred to herein collectively as the "Shares"), at a price of $7.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 17, 1998 (the "Offer to Purchase") and the related Letter of Transmittal. The Offer to Purchase and the related Letter of Transmittal, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer." Following the Offer, Purchaser intends to effect the Merger (as defined below).

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 15, 1998, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) that number of Shares, when added to the number of Shares already owned by Parent, the Purchaser or any direct or indirect wholly-owned subsidiary of Parent, as shall constitute fifty-one (51%) of the Company's fully diluted shares being validly tendered prior to the expiration or termination of the Offer and not withdrawn, and (ii) any applicable waiting period under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended, and under any applicable antitrust laws of any foreign country shall have expired or been terminated prior to the expiration of the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 10, 1998 (the "Merger Agreement"), among Parent, Purchaser and
                              ----------------
the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company
              ------------
(the "Merger").  Following consummation of the Merger, the Company will continue
      ------
as the surviving corporation (the "Surviving Corporation") and will become a
                                   ---------------------
direct wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to
      --------------
the Effective Time (other than Shares owned by Purchaser, Parent or any direct or indirect wholly-owned subsidiary of Parent or the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be canceled and converted automatically into the right to receive $7.00 in cash, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In connection with the execution and delivery of the Merger Agreement, Parent and certain stockholders of the Company, each in his or its capacity as a stockholder of the Company (each, a "Seller Stockholder"), entered into support
                                     ------------------
agreements dated November 10, 1998 (the "Support Agreements"), pursuant to which
                                         ------------------
each Seller Stockholder agreed to: (i) tender pursuant to the Offer all Shares owned or thereafter acquired prior to the termination of the Offer by such Seller Stockholder and (ii) use his or its best efforts to assist in the tender offer process so as to achieve as large an amount of tendered shares as possible. In addition, each Seller Stockholder has irrevocably granted and appointed certain officers of Parent as proxy and attorney-in-fact for such Seller Stockholder to vote his or its Shares in favor of the Merger. The Shares owned by the Seller Stockholders and subject to the Support Agreements constituted approximately 38.9% of the Shares represented by the Company to be outstanding as of November 10, 1998.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to BankBoston, N.A. (the "Depositary") of Purchaser's acceptance for payment of such Shares
           ----------
pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or
                                                     ------------------
timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedure set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required under the Letter of Transmittal.

     Subject to the applicable rules and regulations of the Securities and Exchange Commission ("SEC"), Purchaser expressly reserves the right, in its sole
                      ---
discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares, or (iii) waive any condition (except, without the consent of the Company, for the Minimum Share Condition) by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary and by making a public announcement thereof. In the case of an extension, such public announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Purchaser may (x) from time to time extend (and re-extend) the Offer, if at the scheduled expiration date of the Offer any of the conditions of the Offer (other than the Minimum Share Condition) have not been satisfied or waived, until such time as such conditions have been satisfied or waived, (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (z) extend (and re-extend) the Offer for any reason on one or more occasions for an aggregate period of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) above, if on such expiration date there shall not have been tendered at least that number of Shares necessary to permit the Merger to be effected without a meeting of the Company's stockholders in accordance with Delaware Law.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on December 15, 1998 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 15, 1999. For the withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer (as set forth in the Offer to Purchase), any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for such withdrawal. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and Depositary, as set forth in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and will be furnished promptly at Purchaser's expense.


                    THE INFORMATION AGENT FOR THE OFFER IS:

                            Georgeson & Company Inc.
                               Wall Street Plaza
                            New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064


November 17, 1998